UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2020

SPHERIX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SPEX	The Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2020, Spherix Incorporated, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Offering”), 2,090,909 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an offering price of $2.75 per share.

The Registered Offering resulted in gross proceeds of approximately $5.75 million before deducting the placement agent’s fee and related offering expenses.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 30-day period following the closing of the Registered Offering.

The Shares were offered by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-222488), which was initially filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2018, and was declared effective on January 19, 2018.

The Registered Offering closed on March 10, 2020.

Placement Agent’s Fees and Expenses

Pursuant to an engagement agreement, dated January 24, 2020, as amended, the Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as the Company’s exclusive placement agent in connection with the Registered Offering, on a reasonable best efforts basis. The terms of the Registered Offering were subject to market conditions and negotiations between the Company, the Placement Agent, and prospective purchasers. The Placement Agreement received a cash fee equal to 8.0% of the aggregate gross proceeds raised in the Registered Offering, a management fee of $57,500 (equal to 1.0% of the aggregate gross proceeds raised in the Registered Offering), a $75,000 non-accountable expense allowance payable to the Placement Agent, and a $12,900 clearing fee.

The Company also issued to the Placement Agent, or its designees, warrants (the “Placement Agent’s Warrants”) to purchase 167,273 shares of Common Stock, which represents 8.0% of the Shares sold in the Registered Offering. The Placement Agent’s Warrants have an exercise price of $3.4375 per share, which represents 125% of the per share offering price of the Shares.

The Company also agreed to pay the Placement Agent, subject to certain exceptions, a tail fee equal to the cash and warrant compensation in the Registered Offering, if any Purchasers, who was contacted or introduced to the Company by the Placement Agent during the term of its engagement, provide the Company with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of the Company’s engagement of the Placement Agent.

The foregoing summaries of the Purchase Agreement and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K (the “Report”), and which are incorporated herein in their entirety by reference.

Item 8.01 Other Events.

Registered Offering

The Information in Item 1.01 above is hereby incorporated by reference into this Item 8.01. In connection with the Registered Offering, on March 10, 2020, the Company issued a press release announcing the closing of the Registered Offering. A copy of the press release announcing the closing is filed as Exhibit 99.1 hereto and is incorporated by reference.

The Company is filing the opinion of its counsel, Ellenoff Grossman & Schole LLP, relating to the legality of the issuance and sale of the Shares, as Exhibit 5.1 hereto and is incorporated by reference.

This Report does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Correction to Prior Current Report on Form 8-K

The Company previously filed a Current Report on Form 8-K (the “Prior Report”) with the Commission on March 9, 2020, with respect to a sale by the Company to certain purchasers (the “Prior Offering”). The Company reported on the Prior Report that it sold 3,245,745 shares of Common Stock, common warrants to purchase up to 7,142,858 shares of Common Stock, and pre-funded warrants to purchase up to 3,897,113 shares of Common Stock in best-efforts registered direct offering. The reference in Prior Report to the Prior Offering being a registered direct offering was made erroneously. The Prior Offering was sold on a best efforts basis and was a public offering of the securities.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of Placement Agent’s Warrant

5.1	Opinion of Ellenoff Grossman & Schole LLP

10.1	Form of Securities Purchase Agreement

99.1	Press Release, dated March 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Name: Title:	Anthony Hayes Chief Executive Officer

Dated: March 10, 2020

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